                                                                      Exhibit 12



                            EXHIBIT (12)* TO REPORT
                             ON FORM 10-K FOR FISCAL
                            YEAR ENDED JUNE 30, 1999
                         BY PARKER-HANNIFIN CORPORATION


                    COMPUTATION OF RATIO OF EARNINGS TO FIXED
                                     CHARGES
                               AS OF JUNE 30, 1999



                                   EXHIBIT 12

                           PARKER-HANNIFIN CORPORATION
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                                 (IN THOUSANDS)


                                                              Fiscal Year Ended June 30,
                                                  1999      1998      1997      1996      1995
                                               -----------------------------------------------
           EARNINGS
           --------
Income from continuing operations before       $477,694  $503,988  $424,867  $374,479  $348,407
  income taxes

Add:
  Interest on indebtedness, exclusive of         63,132    52,463    46,373    35,665    28,884
    interest capitalized in accordance
    with FASB #34 and interest on ESOP
    loan guarantee

  Amortization of deferred loan costs               565       324       286       146       128

  Portion of rents representative of             14,093    12,355    11,102     9,966     8,791
    interest factor

  Equity share of losses of companies                         583     1,327       513       392
    for which debt obligations are not
    guaranteed

  Amortization of previously capitalized            313       296       220       219       216
    interest
                                               ------------------------------------------------
                        Income as adjusted     $555,797  $570,009  $484,175  $420,988  $386,818
                                               ================================================


FIXED CHARGES
-------------

Interest on indebtedness, exclusive of         $ 63,132  $ 52,463  $ 46,373  $ 35,665  $ 28,884
  interest capitalized in accordance
  with FASB #34 and interest on ESOP
  loan guarantee

Capitalized interest                                  2     1,372       272       538       283

Amortization of deferred loan costs                 565       324       286       146       128

Portion of rents representative of               14,093    12,355    11,102     9,966     8,791
   interest factor
                                               ------------------------------------------------
                             Fixed charges     $ 77,792  $ 66,514  $ 58,033  $ 46,315  $ 38,086
                                               ================================================


RATIO OF EARNINGS TO FIXED CHARGES                7.14x     8.57x     8.34x     9.09x    10.16x
----------------------------------


            * NUMBERED IN ACCORDANCE WITH ITEM 601 OF REGULATION S-K.